UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

Freshworks Inc.

(Name of Issuer)

Class A Common Stock, par value $0.00001 per share

(Title of Class of Securities)

358054104

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 358054104	13G	Page 2 of 16

1	NAME OF REPORTING PERSONS CapitalG 2013 LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 7,358,290(1)(2)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 7,358,290(1)(2)
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,358,290(1)(2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 18.5%(3)
12	TYPE OF REPORTING PERSON (See Instructions) PN

(1)	Reflects beneficial ownership as of December 31, 2021.

(2)	Consists of 2,094,204 shares of Class A common stock, par value $0.00001 per share (“Class A Common Stock”) and 5,264,086 shares of Class B common stock, par value $0.00001 per share (“Class B Common Stock”) held of record by CapitalG 2013 LP. Each share of Class B Common Stock held by the Reporting Person will automatically convert into one share of Class A Common Stock upon the sale or transfer of such share of Class B Common Stock, subject to certain exceptions, and in certain other circumstances described in the Issuer's amended and restated certificate of incorporation. Each share of Class B Common Stock will also be convertible at any time at the option of the Reporting Person into one share of Class A Common Stock.

(3)	Based on the quotient obtained by dividing: (a) the aggregate number of shares of Class A Common Stock and Class B Common Stock beneficially owned by the Reporting Person as set forth in Row 9 by (b) the sum of (i) 34,470,180 shares of Class A Common Stock outstanding as of October 31, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the United States Securities and Exchange Commission (“SEC”) on November 5, 2021 and (ii) 5,264,086 shares of Class B Common Stock beneficially owned by the Reporting Person that are convertible into shares of Class A Common Stock. The aggregate numbers of shares of Class B Common Stock beneficially owned by the Reporting Person as set forth in clauses (a) and (b) of this footnote are treated as converted into Class A Common Stock solely for the purpose of computing the percentage ownership of the Reporting Person.

CUSIP No. 358054104	13G	Page 3 of 16

1	NAME OF REPORTING PERSONS CapitalG 2013 GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 7,358,290(1)(2)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 7,358,290(1)(2)
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,358,290(1)(2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 18.5%(3)
12	TYPE OF REPORTING PERSON (See Instructions) OO

(1)	Reflects beneficial ownership as of December 31, 2021.

(2)	Consists of 2,094,204 shares of Class A Common Stock and 5,264,086 shares of Class B Common Stock held of record by CapitalG 2013 LP. Each share of Class B Common Stock beneficially owned by the Reporting Person will automatically convert into one share of Class A Common Stock upon the sale or transfer of such share of Class B Common Stock, subject to certain exceptions, and in certain other circumstances described in the Issuer's amended and restated certificate of incorporation. Each share of Class B Common Stock will also be convertible at any time at the option of the Reporting Person into one share of Class A Common Stock.

(3)	Based on the quotient obtained by dividing: (a) the aggregate number of shares of Class A Common Stock and Class B Common Stock beneficially owned by the Reporting Person as set forth in Row 9 by (b) the sum of (i) 34,470,180 shares of Class A Common Stock outstanding as of October 31, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 5, 2021 and (ii) 5,264,086 shares of Class B Common Stock beneficially owned by the Reporting Person that are convertible into shares of Class A Common Stock. The aggregate numbers of shares of Class B Common Stock beneficially owned by the Reporting Person as set forth in clauses (a) and (b) of this footnote are treated as converted into Class A Common Stock solely for the purpose of computing the percentage ownership of the Reporting Person.

CUSIP No. 358054104	13G	Page 4 of 16

1	NAME OF REPORTING PERSONS CapitalG 2014 LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 7,579,270(1)(2)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 7,579,270(1)(2)
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,579,270(1)(2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 18.0%(3)
12	TYPE OF REPORTING PERSON (See Instructions) PN

(1)	Reflects beneficial ownership as of December 31, 2021.

(2)	Consists of 7,579,270 shares of Class B Common Stock held of record by CapitalG 2014 LP. Each share of Class B Common Stock held by the Reporting Person will automatically convert into one share of Class A Common Stock upon the sale or transfer of such share of Class B Common Stock, subject to certain exceptions, and in certain other circumstances described in the Issuer's amended and restated certificate of incorporation. Each share of Class B Common Stock will also be convertible at any time at the option of the Reporting Person into one share of Class A Common Stock.

(3)	Based on the quotient obtained by dividing: (a) the aggregate number of shares of Class B Common Stock beneficially owned by the Reporting Person as set forth in Row 9 by (b) the sum of (i) 34,470,180 shares of Class A Common Stock outstanding as of October 31, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 5, 2021 and (ii) 7,579,270 shares of Class B Common Stock beneficially owned by the Reporting Person that are convertible into shares of Class A Common Stock. The aggregate numbers of shares of Class B Common Stock beneficially owned by the Reporting Person as set forth in clauses (a) and (b) of this footnote are treated as converted into Class A Common Stock solely for the purpose of computing the percentage ownership of the Reporting Person.

CUSIP No. 358054104	13G	Page 5 of 16

1	NAME OF REPORTING PERSONS CapitalG 2014 GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 7,579,270(1)(2)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 7,579,270(1)(2)
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,579,270(1)(2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 18.0%(3)
12	TYPE OF REPORTING PERSON (See Instructions) OO

(1)	Reflects beneficial ownership as of December 31, 2021.

(2)	Consists of 7,579,270 shares of Class B Common Stock held of record by CapitalG 2014 LP. Each share of Class B Common Stock beneficially owned by the Reporting Person will automatically convert into one share of Class A Common Stock upon the sale or transfer of such share of Class B Common Stock, subject to certain exceptions, and in certain other circumstances described in the Issuer's amended and restated certificate of incorporation. Each share of Class B Common Stock will also be convertible at any time at the option of the Reporting Person into one share of Class A Common Stock.

(3)	Based on the quotient obtained by dividing: (a) the aggregate number of shares of Class B Common Stock beneficially owned by the Reporting Person as set forth in Row 9 by (b) the sum of (i) 34,470,180 shares of Class A Common Stock outstanding as of October 31, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 5, 2021 and (ii) 7,579,270 shares of Class B Common Stock beneficially owned by the Reporting Person that are convertible into shares of Class A Common Stock. The aggregate numbers of shares of Class B Common Stock beneficially owned by the Reporting Person as set forth in clauses (a) and (b) of this footnote are treated as converted into Class A Common Stock solely for the purpose of computing the percentage ownership of the Reporting Person.

CUSIP No. 358054104	13G	Page 6 of 16

1	NAME OF REPORTING PERSONS CapitalG LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 1,941,391(1)(2)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,941,391(1)(2)
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,941,391(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.6%(2)
12	TYPE OF REPORTING PERSON (See Instructions) PN

(1)	Reflects beneficial ownership as of December 31, 2021.

(2)	Based on the quotient obtained by dividing: (a) the aggregate number of shares of Class A Common Stock beneficially owned by the Reporting Person as set forth in Row 9 by (b) 34,470,180 shares of Class A Common Stock outstanding as of October 31, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 5, 2021.

CUSIP No. 358054104	13G	Page 7 of 16

1	NAME OF REPORTING PERSONS CapitalG GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 1,941,391(1)(2)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,941,391(1)(2)
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,941,391(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.6%(2)
12	TYPE OF REPORTING PERSON (See Instructions) OO

(1)	Reflects beneficial ownership as of December 31, 2021.

(2)	Based on the quotient obtained by dividing: (a) the aggregate number of shares of Class A Common Stock beneficially owned by the Reporting Person as set forth in Row 9 by (b) 34,470,180 shares of Class A Common Stock outstanding as of October 31, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 5, 2021.

CUSIP No. 358054104	13G	Page 8 of 16

1	NAME OF REPORTING PERSONS CapitalG II LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 3,758,740(1)(2)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 3,758,740(1)(2)
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,758,740(1)(2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.8%(3)
12	TYPE OF REPORTING PERSON (See Instructions) PN

(1)	Reflects beneficial ownership as of December 31, 2021.

(2)	Consists of 3,758,740 shares of Class B Common Stock held of record by CapitalG II LP. Each share of Class B Common Stock held by the Reporting Person will automatically convert into one share of Class A Common Stock upon the sale or transfer of such share of Class B Common Stock, subject to certain exceptions, and in certain other circumstances described in the Issuer's amended and restated certificate of incorporation. Each share of Class B Common Stock will also be convertible at any time at the option of the Reporting Person into one share of Class A Common Stock.

(3)	Based on the quotient obtained by dividing: (a) the aggregate number of shares of Class B Common Stock beneficially owned by the Reporting Person as set forth in Row 9 by (b) the sum of (i) 34,470,180 shares of Class A Common Stock outstanding as of October 31, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 5, 2021 and (ii) 3,758,740 shares of Class B Common Stock beneficially owned by the Reporting Person that are convertible into shares of Class A Common Stock. The aggregate numbers of shares of Class B Common Stock beneficially owned by the Reporting Person as set forth in clauses (a) and (b) of this footnote are treated as converted into Class A Common Stock solely for the purpose of computing the percentage ownership of the Reporting Person.

CUSIP No. 358054104	13G	Page 9 of 16

1	NAME OF REPORTING PERSONS CapitalG II GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 3,758,740(1)(2)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 3,758,740(1)(2)
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,758,740(1)(2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.8%(3)
12	TYPE OF REPORTING PERSON (See Instructions) OO

(1)	Reflects beneficial ownership as of December 31, 2021.

(2)	Consists of 3,758,740 shares of Class B Common Stock held of record by CapitalG II LP. Each share of Class B Common Stock beneficially owned by the Reporting Person will automatically convert into one share of Class A Common Stock upon the sale or transfer of such share of Class B Common Stock, subject to certain exceptions, and in certain other circumstances described in the Issuer's amended and restated certificate of incorporation. Each share of Class B Common Stock will also be convertible at any time at the option of the Reporting Person into one share of Class A Common Stock.

(3)	Based on the quotient obtained by dividing: (a) the aggregate number of shares of Class B Common Stock beneficially owned by the Reporting Person as set forth in Row 9 by (b) the sum of (i) 34,470,180 shares of Class A Common Stock outstanding as of October 31, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 5, 2021 and (ii) 3,758,740 shares of Class B Common Stock beneficially owned by the Reporting Person that are convertible into shares of Class A Common Stock. The aggregate numbers of shares of Class B Common Stock beneficially owned by the Reporting Person as set forth in clauses (a) and (b) of this footnote are treated as converted into Class A Common Stock solely for the purpose of computing the percentage ownership of the Reporting Person.

CUSIP No. 358054104	13G	Page 10 of 16

1	NAME OF REPORTING PERSONS Alphabet Holdings LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 20,637,691(1)(2)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 20,637,691(1)(2)
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,637,691(1)(2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 40.4%(3)
12	TYPE OF REPORTING PERSON (See Instructions) OO

(1)	Reflects beneficial ownership as of December 31, 2021.

(2)	Consists of (i) 2,094,204 shares of Class A Common Stock and 5,264,086 shares of Class B Common Stock held of record by CapitalG 2013 LP, (ii) 7,579,270 shares of Class B Common Stock held of record by CapitalG 2014 LP, (iii) 1,941,391 shares of Class A Common Stock held of record by CapitalG LP and (iv) 3,758,740 shares of Class B Common Stock held of record by CapitalG II LP. Each share of Class B Common Stock beneficially owned by the Reporting Person will automatically convert into one share of Class A Common Stock upon the sale or transfer of such share of Class B Common Stock, subject to certain exceptions, and in certain other circumstances described in the Issuer's amended and restated certificate of incorporation. Each share of Class B Common Stock will also be convertible at any time at the option of the Reporting Person into one share of Class A Common Stock.

(3)	Based on the quotient obtained by dividing: (a) the aggregate number of shares of Class A Common Stock and Class B Common Stock beneficially owned by the Reporting Person as set forth in Row 9 by (b) the sum of (i) 34,470,180 shares of Class A Common Stock outstanding as of October 31, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 5, 2021 and (ii) 16,602,096 shares of Class B Common Stock beneficially owned by the Reporting Person that are convertible into shares of Class A Common Stock. The aggregate numbers of shares of Class B Common Stock beneficially owned by the Reporting Person as set forth in clauses (a) and (b) of this footnote are treated as converted into Class A Common Stock solely for the purpose of computing the percentage ownership of the Reporting Person.

CUSIP No. 358054104	13G	Page 11 of 16

1	NAME OF REPORTING PERSONS Alphabet Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 20,637,691(1)(2)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 20,637,691(1)(2)
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,637,691(1)(2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 40.4%(3)
12	TYPE OF REPORTING PERSON (See Instructions) CO

(1)	Reflects beneficial ownership as of December 31, 2021.

(2)	Consists of (i) 2,094,204 shares of Class A Common Stock and 5,264,086 shares of Class B Common Stock held of record by CapitalG 2013 LP, (ii) 7,579,270 shares of Class B Common Stock held of record by CapitalG 2014 LP, (iii) 1,941,391 shares of Class A Common Stock held of record by CapitalG LP and (iv) 3,758,740 shares of Class B Common Stock held of record by CapitalG II LP. Each share of Class B Common Stock beneficially owned by the Reporting Person will automatically convert into one share of Class A Common Stock upon the sale or transfer of such share of Class B Common Stock, subject to certain exceptions, and in certain other circumstances described in the Issuer's amended and restated certificate of incorporation. Each share of Class B Common Stock will also be convertible at any time at the option of the Reporting Person into one share of Class A Common Stock.

(3)	Based on the quotient obtained by dividing: (a) the aggregate number of shares of Class A Common Stock and Class B Common Stock beneficially owned by the Reporting Person as set forth in Row 9 by (b) the sum of (i) 34,470,180 shares of Class A Common Stock outstanding as of October 31, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 5, 2021 and (ii) 16,602,096 shares of Class B Common Stock beneficially owned by the Reporting Person that are convertible into shares of Class A Common Stock. The aggregate numbers of shares of Class B Common Stock beneficially owned by the Reporting Person as set forth in clauses (a) and (b) of this footnote are treated as converted into Class A Common Stock solely for the purpose of computing the percentage ownership of the Reporting Person.

Item 1.	(a)	Name of Issuer

Freshworks Inc.

(b)	Address of Issuer’s Principal Executive Offices

2950 S. Delaware Street, Suite 201

San Mateo, CA 94403

Item 2.	(a)	Name of Person Filing

This statement is filed by the following entities (collectively, referred to as the “Reporting Persons”):

•	CapitalG 2013 LP, a Delaware limited partnership;
•	CapitalG 2013 GP LLC, a Delaware limited liability company;
•	CapitalG 2014 LP, a Delaware limited partnership;
•	CapitalG 2014 GP LLC, a Delaware limited liability company;
•	CapitalG LP, a Delaware limited partnership;
•	CapitalG GP LLC, a Delaware limited liability company;
•	CapitalG II LP, a Delaware limited partnership;
•	CapitalG II GP LLC, a Delaware limited liability company;
•	Alphabet Holdings LLC, a Delaware limited liability company; and
•	Alphabet Inc., a Delaware corporation.

CapitalG 2013 GP LLC, the general partner of CapitalG 2013 LP, may be deemed to have sole voting and dispositive power with respect to the shares held by CapitalG 2013 LP.

CapitalG 2014 GP LLC, the general partner of CapitalG 2014 LP, may be deemed to have sole voting and dispositive power with respect to the shares held by CapitalG 2014 LP.

CapitalG GP LLC, the general partner of CapitalG LP, may be deemed to have sole voting and dispositive power with respect to the shares held by CapitalG LP.

CapitalG II GP LLC, the general partner of CapitalG II LP, may be deemed to have sole voting and dispositive power with respect to the shares held by CapitalG II LP.

Alphabet Holdings LLC, the managing member of each of CapitalG 2013 GP LLC, CapitalG 2014 GP LLC, CapitalG GP LLC and CapitalG II GP LLC; XXVI Holdings Inc., the managing member of Alphabet Holdings LLC; and Alphabet Inc., the controlling stockholder of XXVI Holdings Inc., may each be deemed to have sole voting and dispositive power with respect to the shares held by CapitalG 2013 LP, CapitalG 2014 LP, CapitalG LP and CapitalG II LP. Each of CapitalG 2014 LP, CapitalG 2013 LP, CapitalG II LP, CapitalG LP, CapitalG 2014 GP LLC, CapitalG 2013 GP LLC, CapitalG GP LLC, CapitalG II GP LLC, Alphabet Holdings LLC, XXVI Holdings Inc. and Alphabet Inc. disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(b)	Address of Principal Business Office or, if none, Residence

The address of the principal business office for each of the Reporting Persons is:

1600 Amphitheatre Parkway

Mountain View, CA 94043

(c)	Citizenship

See Row 4 of the cover page for each Reporting Person.

(d)	Title of Class of Securities

Class A common stock, par value $0.00001 per share.

(e)	CUSIP Number

358054104

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned:

See Row 9 of the cover page for each Reporting Person.

(b)	Percent of class:

See Row 11 of the cover page for each Reporting Person.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:

See Row 5 of the cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of the cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of the cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of:

See Row 8 of the cover page for each Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof certain of the Reporting Persons have ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

Exhibit No.	Exhibit
99.1	Joint Filing Agreement by and among the Reporting Persons, dated February 14, 2022.
99.2	Power of Attorney (incorporated by reference from Exhibit 24.3 to the Form 3 filed September 21, 2021).

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	February 14, 2022

CAPITALG 2013 LP

By:	/s/ Daniel Fox
Name:	Daniel Fox
Title:	Attorney-in-Fact

CAPITALG 2013 GP LLC

By:	/s/ Daniel Fox
Name:	Daniel Fox
Title:	Attorney-in-Fact

CAPITALG 2014 LP

By:	/s/ Daniel Fox
Name:	Daniel Fox
Title:	Attorney-in-Fact

CAPITALG 2014 GP LLC

By:	/s/ Daniel Fox
Name:	Daniel Fox
Title:	Attorney-in-Fact

CAPITALG LP

By:	/s/ Daniel Fox
Name:	Daniel Fox
Title:	Attorney-in-Fact

CAPITALG GP LLC

By:	/s/ Daniel Fox
Name:	Daniel Fox
Title:	Attorney-in-Fact

CAPITALG II LP

By:	/s/ Daniel Fox
Name:	Daniel Fox
Title:	Attorney-in-Fact

CAPITALG II GP LLC

By:	/s/ Daniel Fox
Name:	Daniel Fox
Title:	Attorney-in-Fact

ALPHABET HOLDERINGS LLC

By:	/s/ Daniel Fox
Name:	Daniel Fox
Title:	Attorney-in-Fact

ALPHABET INC.

By:	/s/ Daniel Fox
Name:	Daniel Fox
Title:	Attorney-in-Fact